TANDY CORPORATION
                         1800 One Tandy Center
                         Fort Worth, Texas  76102

                         _________________________

                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        To Be Held On May 19, 1994

                         _________________________

         NOTICE IS HEREBY GIVEN that the Annual Meeting of
    Stockholders of Tandy Corporation will be held at the Worthington Hotel, 200 West Second Street, Fort Worth, Texas
    76102, on Thursday, May 19, 1994 at 10:00 a.m. for the following purposes:

         (1) To elect directors to serve for the ensuing year and until their respective successors are elected;
         (2)   To approve the Compensation Plan for the Chief
               Executive Officer; and
         (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The transfer books will not be closed. The date fixed by the Board of Directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, said Annual Meeting or any adjournment or adjournments thereof is the close of business on March 22, 1994.

                                By Order of the Board of
    Directors

                                        HERSCHEL C. WINN
                                       Senior Vice President
    Fort Worth, Texas                      and Secretary
    March 30, 1994

    IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, MANAGEMENT ASKS THAT YOU SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AT ONCE IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. A PROXY IS REVOCABLE AT ANY TIME PRIOR TO BEING VOTED AT THE MEETING BY (A) FILING WITH THE CORPORATE SECRETARY A WRITTEN NOTICE OF REVOCATION BEARING A LATER DATE THAN THE PROXY CARD, (B) DULY EXECUTING AND FILING WITH THE CORPORATE SECRETARY A SUBSEQUENTLY DATED PROXY CARD OR (C) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON (BUT MERE ATTENDANCE AT THE MEETING AND VOTING WITHOUT A WRITTEN NOTICE OF REVOCATION SHALL NOT REVOKE A PREVIOUSLY FILED PROXY CARD).

                  (THIS PAGE INTENTIONALLY LEFT BLANK)

                            PROXY STATEMENT

                           TANDY CORPORATION
                         1800 One Tandy Center
                        Fort Worth, Texas  76102

          ANNUAL MEETING OF STOCKHOLDERS OF TANDY CORPORATION
                  TO BE HELD ON THURSDAY, MAY 19, 1994

         This Proxy Statement is being furnished to stockholders of Tandy Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") from holders of record of the Company's voting securities as of the close of business on March 22, 1994 (the "Annual Meeting Record Date"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Thursday, May 19, 1994, at 10:00 A.M. (Central Daylight Savings Time) at the Worthington Hotel, 200 West Second Street, Fort Worth, Texas 76102, and at any adjournment or postponement thereof. This Proxy Statement is first being mailed to the holders of the Company's voting securities on or about March 30, 1994.


                      PURPOSES OF THE ANNUAL MEETING

         At the Annual Meeting, holders of shares of Company securities entitled to vote at the Annual Meeting will be asked to consider and to vote upon the following matters:

         (i) the election of 12 directors of the Company to serve until the next annual meeting of stockholders or until their successors are elected;

         (ii)   the approval of Compensation Plan for the Chief
                Executive Officer; and

         (iii) such other business as may properly come before the meeting.

         The Board unanimously recommends a vote FOR the election of the Board's nominees for election as directors of the Company and a vote FOR the approval of the Compensation Plan for the Chief Executive Officer. As of the date of this Proxy Statement, the Board knows of no other business to come before the Annual Meeting.


                     VOTING RIGHTS AND PROXY INFORMATION

         Only holders of record of shares of the Company's Common Stock, the Depositary Shares, which represent 1/100th of a share of the Company's Series C Equity Redemption Convertible Preferred Stock ("PERCS"), and the Company's Series B TESOP Convertible Preferred Stock (the "TESOP Stock") as of the close of business on March 22, 1994 (the "Annual Meeting Record Date") will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. The holders of shares of Company Common Stock are entitled to one vote per share (a "Common Stock Vote") on any matter which may properly come before the Annual Meeting.
    The holders of Depositary Shares are entitled to one (1) Common Stock Vote per share. The holders of TESOP Stock are entitled to 21.768 Common Stock Votes per share.

         A total of 150,000 PERCS were deposited with The First National Bank of Boston (the "PERCS Depositary") on February 12, 1992, pursuant to a Deposit Agreement dated February 1, 1992 (the "Deposit Agreement"). The Depositary then issued 15,000,000 Depositary Shares, each representing 1/100th of a PERCS share. Each Depositary Share owner has the right to direct the PERCS Depositary as to the voting rights pertaining to the number of PERCS (or part thereof) represented by his or her Depositary Shares. Since each PERCS share is entitled to 100 Common Stock Votes, each Depositary Share has a voting right equal to one share of the Company's Common Stock. Under the Deposit Agreement, the PERCS Depositary must abstain from voting the shares to the extent it does not receive specific written instructions from the holders of Depositary Shares.

        As of the Annual Meeting Record Date, a total of 93,907 shares of TESOP Stock were held in the Tandy Employees Stock Ownership Plan (the "TESOP"). Each participant in the TESOP is entitled to direct the TESOP trustee with respect to the voting of the TESOP Stock allocated to his or her account. If a participant does not direct the TESOP trustee with respect to the voting of the TESOP Stock, the TESOP trustee will vote such securities, and all unallocated TESOP Stock held by the TESOP, in the same proportion as participants have directed with respect to allocated shares.

         As of the Annual Meeting Record Date, the total number of Common Stock Votes represented by the voting securities of the Company entitled to vote were 78,906,184. Specifically, there were 63,812,277 shares of Company Common Stock outstanding, representing 63,812,277 Common Stock Votes; 15,000,000 Depositary Shares outstanding, representing 15,000,000 Common Stock Votes; and 93,907 shares of TESOP Stock outstanding, representing 2,044,177 Common Stock Votes.

         The presence, either in person or by properly executed proxy, of the holders of a majority of the Common Stock Votes as of the Annual Meeting Record Date is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of a plurality of the Common Stock Votes entitled to vote and represented in person or by properly executed proxy at the Annual Meeting is required to approve the election of each of the Company's nominees for election as a director. The affirmative vote of at least a majority of the Common Stock Votes entitled to vote and represented in person or by properly executed proxy at the Annual Meeting is required to approve the Compensation Plan for the Chief Executive Officer.

         For purposes of determining whether a proposal has received a majority vote, abstentions will be included in the vote total, with the result that an abstention will have the same effect as a negative vote. For purposes of determining whether a proposal has received a majority vote, in instances where brokers are prohibited from exercising discretionary authority for beneficial holders of Company Common Stock who have not returned a proxy (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the outcome of the vote. With respect to the election of directors, shares that abstain or for which the authority to vote is withheld will not be included in the vote total. Shares held by holders who are either present in person or represented by proxy who abstain or for whom the authority to vote is withheld on certain matters will, however, be treated as present for quorum purposes on all matters.

         All voting securities that are represented at the Annual Meeting by properly executed proxies received by the Corporate Secretary prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the election of the Board's nominees for election as directors of the Company and FOR approval of the Compensation Plan for the Chief Executive Officer.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Company, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same voting securities and delivering it to the Company at or before the Annual Meeting or (iii) attending the Annual Meeting, filing a written revocation of proxy and voting in person (attendance at the Annual Meeting and voting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy or subsequent proxies should be received by mail or hand delivered to Tandy Corporation,
    Attention: Ms. Jana Freundlich, Assistant Secretary, 1700 One Tandy Center, Fort Worth, Texas 76102-2818.

         The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Company Common Stock, Depositary Shares and TESOP Stock, and will reimburse them for their expenses in so doing. Certain directors, officers and other employees of the Company, not specially employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone, facsimile or other electronic means.


                      NO APPRAISAL RIGHTS

         Stockholders of the Company will not be entitled to appraisal rights under Delaware corporations law in connection with the vote on the nominees for directors or the Compensation Plan for the Chief Executive Officer.


             NOMINEES FOR ELECTION OF COMPANY DIRECTORS

         Twelve persons have been nominated for election as directors of the Company at the Annual Meeting. All of these nominees are now serving on the Board and all were previously elected by the stockholders. It is the intention of the persons named in the accompanying form of proxy to vote for the nominees for election as directors of the Company listed below unless authority to so vote is withheld. All nominees have indicated their willingness to serve for the ensuing term. If any nominee is unable or should decline to serve as a director at the date of the Annual Meeting, it is the intention of the persons named in the proxy to vote for such other person or persons as they in their discretion shall determine.

         The nominees for directors of the Company are listed
    below:
                                                      A Director
    Name, Age, and Business Experience               Continuously
       During the Last Five Years                       Since
    __________________________________               ____________


    James I. Cash, Jr. (46)                               1989
    Professor, Harvard University Graduate School of Business Administration.

    Caroline R. Hunt (71)                                 1989
    Public Relations, Rosewood Hotels, since
    July 1987; Co-Owner, Director and President,
    Lady Primrose's, Inc. (antiques and gift retailer), since March 1988; Owner and Director, Silverstar Aviation, Inc.,
    October 1987 to December 1989.

    Lewis F. Kornfeld, Jr. (77)                           1975
    Retired Vice Chairman, Tandy Corporation, and Retired President, Radio Shack Division.

    Jack L. Messman (54)                                  1993
    President and Chief Executive Officer, Union
    Pacific Resources Company (Independent oil and gas producer), since 1991; Chairman and Chief
    Executive Officer, U.S. Pollution Control, Inc.
    (environmental services company) 1988 through 1991.

    William G. Morton, Jr. (57)                           1987
    Chairman and Chief Executive Officer,
    Boston Stock Exchange, Inc.

    Thomas G. Plaskett (50)                               1986
    Business Consultant, since November 1991;
    Chairman, Pan Am Corporation (a holding
    company for aviation business), January 1988 to January 1992; Chief Executive Officer,
    Pan Am Corporation, January 1988 to October 1991.

    John V. Roach (55)                                    1980
    Chairman, President and Chief Executive
    Officer, Tandy Corporation.

    William T. Smith (70)                                 1981
    Consultant since January 1992;
    Retired Chairman and Chief Executive
    Officer of Wolverine Exploration Company
    (oil exploration/drilling).

    Alfred J. Stein (61)                                  1981
    Chairman and Chief Executive Officer,
    VLSI Technology, Inc. (manufacturer
    of semiconductors).

    William E. Tucker (61)                                1985
    Chancellor, Texas Christian University.

    Jesse L. Upchurch (69)                                1968
    Chairman, Chief Executive Officer and
    President, Upchurch Corporation (private diversified investment and holding company).

    John A. Wilson (72)                                   1974
    Retired Chairman, President and
    Chief Executive Officer, Color Tile, Inc.
    (home improvement company).


             INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

         The Board held 11 meetings during 1993.

         The Audit Committee members are Mrs. Hunt and Messrs. Cash (Chairman), Kornfeld, Messman, Morton and Plaskett. The functions of this Committee include: reviewing the engagement of the independent accountants, the scope and timing of the audit and certain non-audit services to be rendered by the independent accountants; reviewing with the independent accountants and management the Company's policies and procedures with respect to internal auditing, accounting and financial controls; and reviewing the report of the independent accountants upon completion of its audit. This Committee met five times during 1993.

         The Executive Committee members are Messrs. Kornfeld, Roach, Smith, Tucker, Upchurch (Chairman) and Wilson. This Committee has the authority to exercise all of the powers of the full Board with certain exceptions relating to major corporate matters. This Committee is available to review with members of management certain areas of the Company's operations and to act in an emergency or on routine matters when it is impractical to assemble the entire Board for a meeting. This Committee met four times during 1993.

         The Organization and Compensation Committee members are Mrs. Hunt and Messrs. Messman, Plaskett (Chairman), Smith, Stein and Wilson. The principal functions of this Committee are to review and make recommendations to the Board concerning compensation plans, appointments and promotions to official positions, and corporate structure. This Committee also makes grants of stock options to Executive Officers and other employees. This Committee met six times during 1993.

         The Nominating Committee members are Messrs. Cash, Morton (Chairman), Stein, Tucker and Upchurch. This Committee reviews and makes recommendations to the Board with respect to candidates for directors of the Company, compensation of Board members and assignment of directors to committees of the Board. It also reviews and approves or denies requests by corporate officers to serve on the boards of outside companies. This Committee met four times during 1993. Stockholders who wish to nominate persons for election as directors at the 1995 Annual Meeting, which is now scheduled to be held on May 18, 1995, must give notice of their intention to make a nomination in writing to the Secretary of the Company on or before February 16, 1995.
    Each notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and the name and address of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;
    (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission as then in effect; and (e) the consent of each nominee to serve as director of the Corporation if so elected.

         Mr. Norman E. Brinker served on the Audit Committee and the Nominating Committee until his resignation from the Board of Directors on March 23, 1993. All nominees for director attended more than 75% of the meetings of the Board and committees of which they were a member, except for Mr. Stein whose travel schedule conflicted with two called Nominating Committee meetings.

         Certain of the Company's directors serve on the boards of directors of other publicly held companies as follows: Mr. Cash serves on the board of State Street Boston Corporation; Mr. Messman serves on the boards of Novell, Inc. and Cambridge Technology Partners, Inc.; Mr. Morton serves on the boards of Morgan Stanley Emerging Markets Debt Fund, Inc and Morgan Stanley Africa Investment Fund, Inc.; Mr. Plaskett serves on the board of Babbage's, Inc.; Messrs. Roach and Tucker serve on the board of Justin Industries, Inc.; Mr. Stein serves on the boards of VLSI Technology, Inc. and Applied Materials, Inc.; and Mr. Upchurch serves on the board of The Bombay Company, Inc. On January 8, 1991 Pan Am Corporation ("Pan Am") and its principal subsidiaries, including Pan American World Airways, Inc., filed for protection under the Federal bankruptcy laws. In connection with a plan of reorganization, Mr. Plaskett resigned as Pan Am's President and Chief Executive Officer effective October 1, 1991 and as Chairman of its Board of Directors in January 1992.


                       DIRECTORS COMPENSATION

         Directors of the Company who are not full-time employees of the Company or its subsidiaries are paid an annual retainer of $24,000, payable quarterly. Each committee chairman receives an additional $2,500 per year. Expenses of attendance at meetings are paid by the Company. Non-employee directors receive an additional $750 for each Board meeting attended in person and $500 for each committee meeting attended in person if held more than 24 hours before or after a board meeting. When attendance is by telephone, these meeting fees are reduced to $250.

         Under the Tandy Corporation 1993 Incentive Stock Plan (the "ISP"), which commenced in September 1993, each director automatically is granted non-qualified stock options to purchase 3,000 shares of Company Common Stock on the first trading day in September of each year that he or she serves as a director. The option exercise price is set at the fair market value (as defined in the ISP) of a share of Company Common Stock on the first trading day immediately preceding the date of grant. The options vest in three equal increments on the first, second and third anniversaries of the date of grant.

         DIRECTORS SPECIAL COMPENSATION PLAN. The Company has established a compensation plan for non-employee directors providing for the payment of benefits following retirement, death or total disability while serving as a director (the "Directors Plan"). To qualify for these benefits, the director must have attained 60 years of age and served as a non-employee director for 60 consecutive months immediately preceding retirement, death or total disability. A retired director agrees to perform consulting services to the Board, its committees and the Company without additional compensation during the period in which benefits are received.

         The Directors Plan provides that upon retirement or total disability an eligible director is paid two-thirds of the annual director's fee for the lesser of 10 years or the number of years (or partial years) a participant has continuously served as a non-employee director preceding his retirement, death or disability. For retirement, death or total disability occurring at ages 73, 74 and 75, the benefit is reduced by 33-1/3%, 66-2/3% and 100%, respectively. For retirement, death or total disability occurring after age 72, but before age 73, or between ages 73 and 74 or 74 and 75, the director will receive a proportionate amount of the reduced payment that would be due on his or her next birthday. Upon death, the director's beneficiary is paid the aggregate amount remaining due in a lump sum.

         Directors agree that during the time they are receiving benefits, and for one year after the cessation of payment of benefits, they shall not engage in any activity that is in competition with the Company. A non-employee director who, by reason of past employment with the Company, is receiving benefits under the Salary Continuation Plan for Executive Employees of Tandy Corporation and Subsidiaries or the Officers Deferred Compensation Plan (see "Retirement Compensation") does not receive any payments under the Directors Plan until all benefits under such other plans have been paid in full.

         The Directors Plan may be terminated by the Company at any time in its entirety or as to any director. Notwithstanding any such termination, a participant qualified to receive benefits as of the date of termination is entitled to receive benefits earned as of the date of termination, unless the participant ceased to be a director for reasons involving fraudulent or dishonest conduct or an indictment for a felony involving moral turpitude.

           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                 OF COMPANY VOTING SECURITIES

         The following table sets forth, as of the Annual Meeting Record Date, certain information with respect to the beneficial ownership of the Company's voting securities by
    (i) each current director of the Company, (ii) each of the five most highly compensated current executive officers of the Company and one former executive officer for the year ended December 31, 1993, (iii) the Company's current directors and officers as a group and (iv) persons known to the Company to own beneficially more than 5% of any class of the Company's voting securities, except for the TESOP Trustee, which holds 100% of the outstanding TESOP Stock for the benefit of TESOP participants:

    <CAPTIONS>
                                                                                   Amount
                                                              Beneficially         Percent
    Title of Class     Name and Title                            Owned          of Class (6)
    ______________     ______________                         _____________     ____________
    Common Stock       James I. Cash, Jr., Director              1,500             .0024
    Common Stock       Caroline R. Hunt, Director                2,000             .0031
    Common Stock       Lewis F. Kornfeld, Jr., Director         13,000             .0204
    Common Stock       Jack L. Messman, Director                 1,000             .0016
    Common Stock       William G. Morton, Jr., Director          2,000             .0031
    Common Stock       Thomas G. Plaskett, Director              2,000             .0031
    Common Stock       John V. Roach, Chairman, President,     375,388(1)          .5883
                         Chief Executive Officer
    Common Stock       William T. Smith, Director                5,000             .0078
    Depositary Shares  William T. Smith, Director                4,000             .0267
    Common Stock       Alfred J. Stein, Director                 1,000             .0016
    Common Stock       William E. Tucker, Director               7,000             .0110
    Common Stock       Jesse L. Upchurch, Director           1,603,095(2)         2.5122
    Common Stock       John A. Wilson, Director                150,000             .2351
    Common Stock       William C. Bousquette, Executive         48,889(1)          .0766
                         Vice President and Chief
                         Financial Officer
    Common Stock       Bernard S. Appel, Former                120,920(1)          .1895
                         Senior Vice President
                         Chairman, Radio Shack
                         Division
    Common Stock       Robert M. McClure, Senior Vice          136,697(1)          .2142
                         President
    Common Stock       Herschel C. Winn, Senior Vice           126,797(1)          .1987
                         President and Secretary
    Common Stock       Leonard H. Roberts                        6,417             .0101
                         President, Radio Shack
                         Division
    Common Stock       Directors and Executive               2,590,450(2)(3)      4.0595
                         Officers as a group (21 people)
    Common Stock       Trimark Investment Management, Inc.   4,320,000(4)         6.7699(4)
    Common Stock       The Prudential Insurance Company
                         of America                          3,298,463(5)         5.1690(5)
    ____________________________________________________

    (1) Individuals have sole voting and investment power over the shares shown except as follows: (a) Mr. Roach disclaims beneficial ownership of 4,200 shares of Company Common Stock held in trust for the benefit of his children, 24.1202 shares of TESOP Stock held by the TESOP trustee, 8,355 shares of Company Common Stock held in the Tandy Employees Supplemental Stock Program ("SUP") and 276,504 shares of Company Common Stock subject to currently exercisable options; (b) Mr. Bousquette disclaims beneficial ownership of 15.7315 shares of TESOP Stock held by the TESOP trustee, 2,373 shares of Company Common Stock held in the SUP and 34,871 shares of Company Common Stock subject to currently exercisable options; (c) Mr. Appel, who resigned as an officer effective March 1, 1993, and retired as an employee effective June 30, 1993, disclaims beneficial ownership of 4,100 shares of Company Common Stock held in a trust for the benefit of his daughter of which he is the trustee and 71,975 shares of Company Common Stock subject to currently exercisable options; (d) Mr. McClure disclaims beneficial ownership of
    21.3424 shares of TESOP Stock held by the TESOP trustee, 2,527 shares of Company Common Stock held in the SUP and 122,914 shares of Company Common Stock subject to currently exercisable options; and (e) Mr. Winn disclaims beneficial ownership of 18.3991 shares of TESOP Stock held by the TESOP trustee, 2,075 shares of Company Common Stock held in the SUP and 87,301 shares of Company Common Stock subject to currently exercisable options. All shares held in the SUP are held for the benefit of the participants and such shares are voted by the SUP trustee pursuant to the New York Stock Exchange ("NYSE") rules.

    (2) All directors have sole voting and investment power over the shares shown except that Mr. Upchurch disclaims beneficial ownership of 862,043 shares of Company Common Stock owned by his wife and a trust over which his wife has shared voting and investment power as trustee, 12,000 shares over which he has shared investment power as trustee and 16,000 shares over which he has shared voting and investment power as a trustee; the numbers for Mr. Upchurch include 190,000 shares of Company Common Stock held by a corporation over which Mr. Upchurch has shared investment power.

    (3) Excludes an aggregate of 2,872,484 shares of Company Common Stock (4.5015% of class) owned by various benefit plans for employees of the Company of which certain employees and non-executive officers of the Company have shared investment and/or voting powers as members of the Administrative Committees of the plans. Includes shares beneficially owned by the 10 persons currently serving as Executive Officers of the Company as of the Annual Meeting Record Date: 596,467 shares of Company Common Stock subject to currently exercisable options; 9,503 shares of Company Common Stock held in the Tandy Corporation Stock Purchase Program ("SPP"); 118.4598 shares of TESOP Stock; 18,814 shares of Common Stock held in the SUP which shares are voted by the SUP trustee pursuant to NYSE rules; and 4,450 shares of Company Common Stock owned by relatives or trusts over which the officers disclaim beneficial ownership. The aggregate share numbers contained in this footnote include the numbers identified in Footnote (1) above, except as to Mr. Appel.

    (4) According to the Form 13G dated February 10, 1994, Trimark Investment Management, Inc., an investment management company located at Scotia Plaza, Suite 5200, 40 King Street West, Toronto, Ontario, Canada M5H 3Z3, holds sole voting and investment power over these shares of the Company's Common Stock.

    (5) According to the Form 13G dated January 31, 1994, The Prudential Insurance Company of America, a mutual insurance company organized under the laws of the State of New Jersey, located at Prudential Plaza, Newark, New Jersey 07102-3777, holds sole voting and investment power over these shares of the Company's Common Stock.

    (6) No director or executive officer beneficially owns Common Stock, TESOP Stock or Depositary Shares in excess of 1% of all of such class of securities issued and outstanding, except that Mr. Upchurch beneficially owns 2.5122% of the Company's Common Stock. The Company is not aware of any other person who beneficially owns in excess of 5% of the total issued and outstanding shares of Depositary Shares.


                      SECTION 16(A) REPORTING

         Under the securities laws of the United States, the Company's directors, executive officers and any persons holding 10% or more of Company Common Stock or PERCS are required to report their ownership of the Company's securities and any changes in that ownership to the Securities and Exchange Commission and the NYSE. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during the year ended December 31, 1993. All of these filing requirements were satisfied by the Company's directors and executive officers.

                       EXECUTIVE COMPENSATION

         The following table reflects the cash and non-cash compensation for the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company at December 31, 1993. For purposes of this table only, 1992a represents the six month transition period ended December 31, 1992. On January 10, 1993 the Company changed its fiscal year end from June 30 to December 31, effective December 31, 1992. The other years shown below are the full fiscal years ended June 30, 1992 and 1991, and the calendar year ended December 31, 1993.

    <CAPTIONS>

                                              Annual Compensation(1)               Long Term Compensation
                                              ______________________               ______________________

      (a)                      (b)            (c)               (d)                (g)                (i)
    Name and                                                                      Stock            All Other
    Principal                 Fiscal         Salary            Bonus             Options         Compensation
    Position                   Year           ($)               ($)              (#)(2)             ($)(3)
    _________                 ______         ______            _____             _______         ____________
    John V. Roach
    CEO,                      1993          647,500           647,500            50,000             86,115
    President                 1992a         237,500            86,250            22,000             37,388
    and                       1992          475,000           381,498            45,000            102,644
    Chairman                  1991          475,000           247,855            60,000             81,425

    William C. Bousquette     1993          468,750           225,000            21,000             42,693
    Executive Vice            1992a         125,000            67,500            18,500             14,631
    President and CFO         1992          250,000           270,000            27,500             31,156
                              1991          219,038           166,154            21,000             10,878

    Bernard S. Appel
    Sr. V.P. and              1993          145,000           189,197                 0            558,366
    Chairman                  1992a         145,000            55,580                 0             24,508
    Radio Shack Div.          1992          290,000           255,864            21,000             65,368
                              1991          290,000           153,396            21,000             47,320

    Robert M. McClure         1993          362,500           175,000            14,000             45,292
    Senior Vice President     1992a          80,000            43,812            16,000             13,093
                              1992          160,000           198,871            21,000             44,201
                              1991          160,000           152,071            21,000             31,161

    Herschel C. Winn          1993          262,500           262,500            16,000             36,360
    Sr. V.P. and              1992a          87,500            43,750            13,000             15,212
    Secretary                 1992          175,000           134,600            21,000             35,892
                              1991          175,000            87,500            21,000             26,350

    Leonard H. Roberts        1993          250,000           238,140            50,000            151,000
    President, Radio          1992a               0                 0                 0                  0
    Shack Division            1992                0                 0                 0                  0
                              1991                0                 0                 0                  0

    (1) For the years shown, the named executive officers did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites and other personal benefits. The amounts for perquisites and other personal benefits for the other named executive officers are not shown because the aggregate amount of such compensation, if any, for each of the named executive officers during the fiscal year shown does not exceed the lesser of $50,000 or 10% of total salary and bonus reported for such officer.

    (2) Includes all options granted during the year under the Company's 1985 Stock Option Plan (the "1985 SOP") or under the Company's 1993 Incentive Stock Plan (the "ISP"), regardless of whether the options are incentive stock options ("ISO's") or non-statutory stock options ("NSO's"). No stock appreciation rights were granted with these options and no restricted stock awards have ever been granted under the ISP or the 1985 SOP.

    (3) Includes the Company's contributions allocated to the accounts of the executive officers participating in the following employee benefit plans: the SPP, TESOP and SUP. The applicable amounts allocated in 1993 to the named executive officers in the SPP, TESOP and SUP are $54,720, $11,231 and $20,164 for Mr. Roach, $19,799, $9,736 and $13,158 for Mr.
    Bousquette, $30,179, $11,231 and $4,456 for Mr. Appel,
    $26,940, $8,384 and $9,968 for Mr. McClure, and $22,490,
    $6,265 and $7,605 for Mr. Winn, respectively. Does not include amounts payable in the event of a change in control. See "Change in Control Protections." In the case of Mr. Appel, the number also includes $125,000 paid under the "Plans," as hereinafter defined, $337,500 for consulting fees and a $50,000 payment in lieu of Company provided medical coverage. Mr. Roberts' amount includes $70,000 in a moving allowance and $81,000 reimbursement of a realty commission.


                   OPTION GRANTS IN THE LAST YEAR

         During the year ended December 31, 1993, options were granted to the following executive officers named in the Executive Compensation table. The potential value of such options at the specified rates of appreciation are shown in the table below. The Company's 1985 SOP does not provide for the grant of stock appreciation rights. The ISP provides for the grant of restricted stock awards and stock appreciation rights; however, no such rights or awards were granted in 1993.


                                                                                                       Potential Realizable
                                                                                                 Value at Assumed Annual Rates (2)
                                                                                                 _________________________________
    (a)                      (b)              (c)                    (d)             (e)                 (f)                (g)
                                            % of Total            Exercise
    Name and               Options        Options Granted          or Base
    Type of                Granted          to Employees            Price        Expiration              5%                 10%
    Option (1)               (#)          during the year         ($/Share)         Date                ($)                 ($)
    ______________         _______        _______________         _________      __________             ___                 ___
    John V. Roach          50,000            14.94                 37.25          10/15/03           1,171,316           2,968,345
    William C. Bousquette  21,000             6.27                 37.25          10/15/03             491,952           1,246,705
    Robert M. McClure      14,000             4.18                 37.25          10/15/03             327,968             831,136
    Herschel C. Winn       16,000             4.78                 37.25          10/15/03             374,821             949,870
    Leonard H. Roberts     32,500}                                 37.25          10/15/03             761,355           1,929,424
      ISO (1985 Plan)       3,300}           14.94                 30.00          07/01/03              62,250             157,780
      NSO (1985 Plan)      14,200}                                 30.00          08/01/03             270,800             688,142


    (1) Except as otherwise indicated in the case of Mr. Roberts, all options shown were granted under the ISP. Generally no options can be exercised during the 12 month period following the date of grant. ISO's become exercisable as to one-third of the amount of shares subject to the options on each of the next three anniversaries of the date of grant with full vesting on the third anniversary date. NSO's become exercisable as to one-fifth of the amount of shares subject to the options on each of the next five anniversaries of the date of grant with full vesting on the fifth anniversary date. For persons who continue to serve as employees of the Company, ISO's and NSO's expire 10 years from the date of grant under the ISP and for the 1985 SOP, ISO's expire 10 years from the date of grant and NSO's expire 10 years and one month from the date of grant. All options were granted at market value on the date of grant. The exercise price and any tax withholding may be paid by cash or delivery of already owned shares and cash.

    (2) The potential gains reported above are net of the option exercise price, but before taxes associated with the exercise. If these gains are achieved the value of the Company's Common Stock would likewise be increased 5% or 10%, respectively. These gains are calculated based on the stated assumed rates of appreciation each year over the life of the option. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company Common Stock, overall market conditions, as well as the optionholder's continued employment through the option expiration date. The amounts reflected in the table may not necessarily be achieved. If stockholders of record on the date of grant held their shares for the same period of time (representing the 10 year life of the option) they would have seen an increase in the collective value of their common shares, calculated at the assumed 5% annual appreciation rate and over the same period, in excess of $1,494,887,130.


      OPTION EXERCISES IN THE LAST YEAR AND YEAR-END OPTION
    VALUES

         The following table summarizes individual option exercises during the year ended December 31, 1993 by each of the named executive officers, and the year-end value of the unexercised options. These options were periodically granted between 1985 and 1993.

    <CAPTIONS>

    (a)                       (b)               (c)                   (d)                              (e)
                                                                    Number of                       Value of
                                                                   Unexercised                    Unexercised
                            Shares                                  Options at                    In-The-Money
                          Acquired on                                Year End                  Options at Year End
                           Exercise       Value Realized               (#)                          ($)(1)
    Name                     (#)               ($)          Exercisable   Unexercisable   Exercisable   Unexercisable
    _____________        __________       ______________    ___________   _____________   ___________   _____________

    John V. Roach                0                  0       276,504       121,111         3,674,097(2)  2,011,985(2)
    William C. Bousquette        0                  0        34,871        53,129           742,686       912,532
    Bernard S. Appel        45,407            201,858        71,975             0           942,718(2)          0(2)
    Robert M. McClure            0                  0       122,914        43,111         1,669,328(2)    732,110(2)
    Herschel C. Winn             0                  0        87,301        41,511         1,280,641(2)    700,885(2)
    Leonard H. Roberts           0                  0             0        50,000                 0       739,375

    (1)  For purposes of calculating whether an option was "In-
    The-Money," this chart uses the December 31, 1993 closing share price for the Company Common Stock of $49.50.

    (2) The value of these options has been computed without regard to the sequential exercise requirements of options.

                  RETIREMENT COMPENSATION

         THE PLANS. Under the Salary Continuation Plan for Executive Employees of Tandy Corporation and Subsidiaries ("SCP") established in 1979 and the Officers Deferred Compensation Plan ("DCP") established in 1986 (hereinafter collectively the "Plans"), the Insurance Committee of the Board may select full-time executive employees for participation therein. A total of 38 executive employees of the Company are now participants in one or both of the Plans. The Plans generally provide for the payment of reduced benefits following a participant's early retirement between the ages of 55 and 65, full benefits between the ages of 65 and 70, reduced benefits between the ages of 70 and 75, or for payment of a death benefit to the participant's designated beneficiary in the event of death prior to age 75 during employment. One of the named Executive Officers is provided benefits under a new plan, called the Special Compensation Plan No. 2 for Tandy Corporation Executive Officers ("SPC2"), which was established in December 1993 and is similar to the DCP, except that the SPC2 provides for vesting at the 75% level at age 60 and early retirement commencing at age 60 instead of age 55 as provided in the DCP. All sums due under the Plans and the SPC2 are payable in 120 equal monthly installments to the participant or, in the event of death, to his beneficiary. The payments are general obligations of the Company that are funded in part by life insurance policies owned by the Company which name the Company as beneficiary.

         Under the Plans, the Insurance Committee determines an amount designated herein as the "Retirement Compensation Amount" for each participant. The amount established by the Insurance Committee does not necessarily bear any relationship to the participant's present compensation, final compensation or years of service. The benefit paid to participants upon retirement or death during employment is a function of the Retirement Compensation Amount and the age of the participant at death or retirement, as set out in the following table:

    <CAPTIONS>
               Retirement Compensation                            Annual Benefit
                      Amount                               Age at Date of Retirement or Death
               _______________________                _________________________________________
                                                      55(1)       65 to 70        71(2)    75(2)
                                                   _________      _________    _________  _______
                     $200,000                      $100,000       $200,000      $160,000    $ 0
                      212,500                       106,250        212,500       170,000      0
                      250,000                       125,000        250,000       200,000      0
                      300,000                       150,000        300,000       240,000      0
                      487,500                       243,750        487,500       390,000      0

    (1)   Proportionately increases from 50% to 100% between age
          55 and age 65 in the SCP and DCP and from 75% to 100% between the ages of 60 and 65 in the SPC2.
    (2)   Proportionately decreases from 100% to 0% between age
          70 and age 75.

         The Retirement Compensation Amount at death during employment or retirement at age 65 for the executive officers listed in the Executive Compensation table at December 31, 1993 was as follows:

    <CAPTIONS>
                                     SCP            DCP          SPC2             Total
                                  _________     __________    __________        _________
      John V. Roach                $300,000      $187,500            0          $487,500
      William C. Bousquette               0       200,000       87,500           287,500
      Bernard S. Appel              200,000       100,000            0           300,000
      Robert M. McClure              75,000       137,500            0           212,500
      Herschel C. Winn              125,000        75,000            0           200,000
      Leonard H. Roberts                  0       250,000            0           250,000


         Certain adjustments to the Retirement Compensation
    Amount due Mr. Appel were made in connection with his retirement from the Company on June 30, 1993. These adjustments are described in more detail below.

         SPECIAL PROVISIONS OF THE SCP. The SCP provides for payments to be made to certain executive employees in the event of their voluntary or involuntary termination of employment following a Change of Control, as defined in a 1984 letter of amendment to the SCP. In the event that the Company experiences a Change of Control, each executive employee who is subject to such letter amendment becomes immediately vested at the age 65 benefit level for a period of three years and if his or her employment with the Company ceases, whether voluntarily or involuntarily, during this three year period, he or she will receive payments equal to the annual retirement benefit at age 65. Payment is made in 120 equal monthly installments to the participant or to his or her beneficiary.

         SPECIAL PROVISIONS OF THE DCP AND SPC2. The SPC2 provides that retirement benefits are 75% vested at age 60. The SPC2 currently has one participant. Except as otherwise noted hereinabove the SPC2 has the same provisions as the DCP. The DCP and SPC2 provide that for one year following the occurrence of a Change in Control, as defined in the DCP and SPC2, they shall not be terminated or amended in any way, nor shall the manner in which the DCP or SPC2 is administered be changed in any way which adversely affects the rights of participants or beneficiaries in the DCP or SPC2. Upon a Change in Control the provisions of the DCP and SPC2 which provide that any benefit due under the DCP or SPC2 shall be
    (1) offset by any outstanding loan of the participant, and
    (2) forfeited if the participant engages in any activity that is in competition with the Company, shall lapse and become null and void. Additionally, in the event of a Change in Control each participant in the DCP or SPC2 becomes immediately vested at the age 65 benefit level and if the participant's employment is terminated for any reason following a Change in Control, the Company must make a lump-sum payment equal to the present value of the age 65 benefit level discounted for interest only at the Pension Benefit Guaranty Company's Immediate Annuity Rate used to value benefits for single-employer plans terminating on the date that the participant's employment was terminated.

         RETIREMENT ARRANGEMENTS WITH MR. APPEL. Mr. Appel resigned as an executive officer of the Company on March 1, 1993, and retired as an employee on June 30, 1993. In connection with his retirement, the Company paid Mr. Appel salary in the amount of $145,000 attributable to the period January 1, 1993 through June 30, 1993, and a bonus of $189,197. In addition, the Company has agreed to pay Mr. Appel $200,000 in each of the years ending June 30, 1994, 1995, and 1996 and $100,000 in the six-month period ending December 31, 1996, in return for his agreement to provide consulting services. The Company has accelerated Mr. Appel's payment schedule by making a $275,000 payment at the time of his retirement, and will pay him $125,000 in the year ended June 30, 1994, $100,000 in the years ending June 30, 1995 and 1996, and $100,000 in the six-month period ended December 31, 1996, for such consulting services. The Company paid $50,000 to Mr. Appel in 1993 instead of continuing to include him and his family in the Company's group hospitalization insurance plan after his retirement.

         The Company has also agreed to accelerate the Retirement Compensation Amount due to Mr. Appel under the Plans to the amount that would have been due if he had retired at age 65 rather than age 61. By virtue of the adjustment, Mr. Appel will be entitled to receive $300,000 annually for 10 years and was paid $125,000 under the Plans in 1993.

         As is permitted under the 1985 SOP, the Company decided to accelerate the exercisability of 33,648 options to acquire Company Common Stock held by Mr. Appel that were not exercisable at the time of his retirement. Mr. Appel exercised 45,407 ISO's before October 1, 1993, and may now exercise up to 71,975 NSO's at any time before July 1, 1994.


               CHANGE IN CONTROL PROTECTIONS

         In addition to the change in control protections contained in the DCP, SCP and SPC2, as described above in "Retirement Compensation," the Company has implemented the following additional change in control protections.

         BONUS GUARANTEE LETTER AGREEMENTS. The Company currently has letter agreements (the "Bonus Guarantee Letter Agreements") with five of the executive officers named in the Executive Compensation table, which provide that, if they are employed by the Company on the date of a "Change in Control" (as defined in the Bonus Guarantee Letter Agreements), then for the fiscal year during which a Change in Control occurs (the "Change in Control Year") they will receive an annual bonus following a Change in Control at least equal to the highest annual bonus paid or payable to them in respect of any of the three full fiscal years ended prior to a Change in Control (i) for the Change in Control Year, provided the executive officer remains in the employ of the Company on the last day of the Change in Control Year, and (ii) for the fiscal year ended prior to a Change in Control if the amount of their annual bonus for such year has not yet been determined at the time of the Change in Control. The Bonus Guarantee Letter Agreements have an initial term of 24 months, subject to automatic successive one-year extensions unless written notice not to extend is given by the Company within 90 days prior to any extension. The Company has issued similar bonus guarantee letters to approximately 360 other officers and employees of the Company providing that in the event of a Change in Control, each such employee would receive a minimum annual bonus following a Change in Control as provided for in such bonus guarantee letters. Assuming a Change in Control occurred on the date of this Proxy Statement, it is estimated that the minimum bonuses payable under the Bonus Guarantee Letter Agreements would be $647,500 for Mr. Roach, $270,000 for Mr. Bousquette, $198,871 for Mr. McClure, $262,500 for Mr. Winn and $238,140 for Mr. Roberts. Mr. Appel's agreement terminated with his retirement on June 30, 1993.

         BENEFIT PROTECTIONS. The Board has included change in control protections in the TESOP, Tandy Employees Deferred Salary and Investment Plan ("DIP"), SUP, Tandy Corporation Stock Purchase Program ("SPP"), DCP, SPC2, Post Retirement Death Benefit Plan ("DBP"), SOP, ISP and several other plans. The DCP, SPC2 and SCP change in control provisions are
    described above.   The DIP and TESOP provisions state that
    for a period of one year following a "Change in Control," as defined in such plans, the plans may not be terminated or amended in any way that would adversely effect the computation or amount of, or entitlement to the benefits under the plans. The SUP and SPP contain similar protections, and also provide that in the event of a "Change in Control," as defined in such plans, the Company may not reduce the level of its contributions to the SUP and SPP in effect immediately prior to the Change in Control. The SPP additionally provides that in the event of a Change in Control or a tender offer, other than an issuer tender offer, the Company shall distribute to each participant in the SPP all Company Common Stock held by the Company which was credited to the participant's account under the SPP. The change in control provisions of the SOP and ISP provide that all outstanding options become immediately vested and exercisable in the event of a "Change in Control", as defined in such plans. All of the foregoing are referred to herein as the "Benefit Protections."

         TERMINATION PROTECTION AGREEMENTS. The Company has entered into Termination Protection Agreements ("Agreements") with all of the executive officers named in the Executive Compensation table and six other employees (collectively, the "Executives"). The Agreements (all of which are substantially similar) have an initial term of two years which is automatically extended for successive one-year periods unless terminated by either party. If the employment of any of the Executives is terminated (with certain exceptions) within 24 months following a "Change in Control," as defined in the Agreements, or in certain other instances in connection with a Change in Control, the Executives will be entitled to receive certain cash payments (amounts equal to two times current annual salary and the amount of the bonus guarantee under the Bonus Guarantee Letter Agreement and an amount equal to the contributions that the Company would have made to the SPP, TESOP and SUP over a 24 month period assuming the foregoing salary and bonus guarantee were used to calculate the Company's contributions), as well as the continuation of fringe benefits (including life insurance, disability, medical, dental and hospitalization benefits) for a period of up to 24 months. Additionally, all restrictions on any outstanding incentive awards will lapse and such awards will become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and the Company will be required to purchase for cash, on demand, any shares of unrestricted stock and shares purchased upon exercise of options at the then per-share fair market value.

         The Agreements also provide that the Company shall make an additional "Gross-Up Payment" (as defined in the Agreements) to the Executives to offset fully the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), on any payment made to any of the Executives arising out of or in connection with the employment of any of the Executives. In addition, the Company will pay all legal fees and related expenses incurred by any of the Executives arising out of employment of any of the Executives or termination of employment under certain circumstances.

         PAYMENTS UPON A CHANGE IN CONTROL. Assuming a Change in Control occurred on the date of this Proxy Statement, that all of the named executive officers were still employed on that date and that the named executive officer's employment had terminated on that date, the approximate cash payment that would have been made by virtue of all change in control protections implemented by the Company (not including the Gross-Up Payments) to Messrs. Roach, Bousquette, Appel, McClure, Winn and Roberts would have been $2,900,800, $1,654,800, $0, $1,257,471, $1,176,000 and $1,093,434,
    respectively. The amount of the Gross-Up Payment, if any, to be paid may be substantial and will depend upon numerous factors, including the price per share of Company Common Stock and the extent, if any, that payments or benefits made to the Executives constitute "excess parachute payments" within the meaning of Section 280G of the Code.

         RABBI TRUST.  In connection with the Benefit
    Protections, Bonus Guarantee Letter Agreements, Termination Protection Agreements, and several other plans and agreements, the Company is authorized to enter into a Rabbi Trust, which is intended to be a grantor trust under Section 671 of the Code. The Rabbi Trust may be funded by the Company at any time but is required to be funded upon a "Threatened Change in Control" or upon a "Change in Control" (as such terms are defined in the Rabbi Trust) in an amount sufficient to provide for the payment of all benefits provided under the Agreements, the Bonus Guarantee Letter Agreements, the DCP and the DBP. The Rabbi Trust will also provide funds for litigation on behalf of the participants in such plans to the extent necessary to ensure their rights thereunder. The Rabbi Trust will be a trust of which the Company, for tax purposes, is the beneficiary and the trust assets, as assets of the Company, will be subject to the claims of the Company's creditors in the event of the Company's bankruptcy or insolvency.


     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Organization and Compensation Committee (hereafter "Committee") are Thomas G. Plaskett (Chairman), William T. Smith, Caroline R. Hunt, Alfred J. Stein, Jack L. Messman and John A. Wilson. No member of the Committee was an officer or employee of the Company or its subsidiaries during the year ended December 31, 1993 and none was formerly an officer of the Company or any of its subsidiaries, except that Mr. Wilson was President of the Company from 1974 to 1975 and he was a Vice President of the Company from 1969 until 1974. Mr. Wilson resigned in 1975 upon the completion of the spin-off by the Company of Tandycrafts, Inc. In addition, no executive officer of the Company serves on the board of directors or the compensation committee of another entity where a Committee member is employed. During the year ended December 31, 1993 the Company's manufacturing operations purchased semiconductors in the amount of $3,416,234 from VLSI Technology, Inc., of which Mr. Stein is Chairman of the Board and Chief Executive Officer. The Company also purchased software in the amount of approximately $1,024,000 during 1993 from Novell, Inc., of which Mr. Messman is a director.

         During the year ended December 31, 1993, the Company or a subsidiary had four leases for retail store premises with several limited partnerships of which the general partner is partially or wholly owned by a son-in-law of Mrs. Hunt. Approximately $584,510 in rentals were paid to the limited partnerships during the year ended December 31, 1993. The Company has a lease with a limited partnership of which Rosewood Management Corporation is the sole general partner. The Company also has a lease with Rosewood Real Estate Investments, Inc. for retail store premises. Rosewood Management Corporation and Rosewood Real Estate Investments, Inc. (collectively "Rosewood") are indirectly owned by the Caroline Hunt Trust Estate, of which Mrs. Hunt is the income beneficiary. Approximately $377,760 was paid to Rosewood during the year ended December 31, 1993. All of the foregoing leases have percentage rental clauses for the amount by which two percent of gross sales exceeds the annual rental. Mrs. Hunt's son-in-law is currently negotiating to lease store premises to the Company at one new location.

 ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Organization and Compensation Committee (the "Committee") is appointed by the Board of Directors and is composed entirely of outside directors. The Committee is responsible for reviewing and recommending compensation policies and programs to the Company's Board of Directors, as well as recommending compensation awards for the Company's senior executives, including the Chief Executive Officer. It makes decisions regarding the Company's stock option policy and grants awards under the Company's Incentive Stock Plan. The following report outlines the Committee's recent action, its philosophy and policies relative to executive compensation, and the bases for specific compensation awards to the Chief Executive Officer in 1993.

         RECENT CHANGE IN COMPENSATION POLICIES. For 1992 and many prior years, the Company had a compensation program with relatively low base salaries, a bonus base for most officers set at approximately 100% of base salary, and a maximum and minimum bonus set at 150% and 50% of the bonus base, respectively. The amount of each officer's bonus was generally based on the absolute increase or decrease in operating profits for the officer's business unit and/or the Company. The bonus base amount would be paid if operating profits were equal to those in the prior year. In addition, stock options were awarded to officers each year.

         In August 1992, recognizing that this program had been in effect for many years and that industry conditions and pay practices had evolved, the Committee undertook a thorough review of its compensation policies and practices. It engaged a nationally recognized compensation and benefits consulting firm to review pay practices at several retailing and electronics companies that sell some products similar to those sold by the Company, as well as pay practices at other companies. The consulting firm presented its initial findings to the Committee in December 1992. The study found that base salaries and total pay for most Company officers and key employees were below competitive levels and recommended that base salaries be increased and new bonus formulae be adopted. The Committee substantially implemented these recommendations in January 1993. It increased the base salary of many officers to include the minimum bonus payable under the old compensation program, and developed new bonus formulae that were more closely tied to performance goals and objectives.

         The Committee asked the consulting firm to conduct another review of pay practices at similar retailing and electronics companies, as well as other companies, in the summer of 1993. The results of this review were presented to the Committee in December 1993. The new study indicated that in some cases, base salaries and total pay for the Company's officers and employees remained lower than those for persons with equivalent positions at peer companies. As a result, in December 1993, the Organization and Compensation Committee made additional adjustments to the base salary and bonus formulae of certain officers and employees effective in January 1994.

         When the Committee reviewed compensation practices at similar companies to determine what would constitute competitive levels of compensation for officers and key employees, it took into account the relative size of the other companies as well as the nature of their businesses and their recent operating results. In general, subject to some exceptions, base salaries were adjusted to levels at or below the median for persons in similar positions at the companies surveyed. The list of retailing and electronics companies was developed by the consulting firm and the Committee on the basis of their subjective determination of other public companies that are similar to the Company. Some but not all of these companies are included in the S&P Retail Composite Index that is charted in the Performance Graph included in this Proxy Statement.

         COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES. The Committee believes that the overall objective of the executive compensation program should be to encourage and reward enhancement of stockholder value, which is best accomplished by linking the financial interests of the Company's key executives closely to the financial interests of the Company's stockholders. Further, the Committee believes that the Company's overall executive compensation program should be a balanced plan that will: (1) motivate executives toward effective long-term management of the Company through prudent use of stock programs that focus management attention on increasing stockholder value; (2) reward effective ongoing management of Company operations through annual performance incentives tied to increased levels of Company and business unit performance; and (3) attract and retain key executives through competitive salary and incentive levels.

         The Company's executive compensation program includes competitive base salaries and annual bonuses tied to appropriate performance goals and objectives. The Committee's policy is that base salaries for officers generally should be within the competitive range for similar positions at other companies in retailing and electronics industries. As indicated above, the base salaries of certain officers and key employees were increased effective in January 1993 to include the minimum bonus. Certain base salaries were increased again effective in January 1994. The amount of the increases in January 1994 was based on the review of pay practices of similar companies, as well as the executive's past performance and an assessment of his/her ability to contribute to the Company's progress. The Committee expects that increases in future years will be based on the same factors.

         In general, the Company's 1993 bonuses for executive officers were based on objective criteria. The 1993 bonus awards for the Chief Executive Officer and one of the other named executive officers who remained with the Company at the end of the year were based on formulae that relied on three objective performance measures: the increase in the Company's operating income (before income taxes) over the previous year, the increase in the Company's earnings per share over the previous year, and the increase in the Company's share price over the previous year, both in absolute terms and in relation to a peer group of other companies. Under the formulae, improvements in operating income receive more weight than the other two factors. The peer group of other companies was selected by the Committee from the retail companies whose common stock performance is charted in the performance graph included in this Proxy Statement. See "Performance Graph". Two of the other named executive officers who remained with the Company at the end of the year were paid bonuses based on a formula that took into account pre-tax results of operations for which they were responsible, the proceeds derived by the Company from the divestiture of its manufacturing operations, and the percentage increase in operating income (before income taxes) from the prior year. The other named executive officer who remained with the Company at the end of the year was paid a bonus based on the percentage increase in income, sales and gross profits of the operating division for which he was responsible.

         In the case of the named executive officers who continued to serve as officers at the end of 1993, the bonus was subject to a cap equal to the annual salary. Under the new program, unlike the pre-1993 plan, no guaranteed bonuses were paid to named executive officers who remained with the Company, except that a minimum bonus was guaranteed to Mr. Roberts in connection with the commencement of his employment. In the case of all of the named executive officers who remained with the Company at the end of the year, except Mr. Roberts, the objective measures were required to exceed specified thresholds before any bonus was payable.

         The Committee believes that stock options are very important in motivating and rewarding creation of long-term stockholder value. It therefore awards stock options periodically based on the continuing progress of the Company and improvement in individual performance. The Committee, the full Board and the Company's stockholders approved and adopted the 1993 Incentive Stock Plan in October 1993. Under this plan, the Company may grant options to eligible participants in amounts to be determined by the Committee, subject to the restrictions set forth in the plan. To date, the Committee has granted to employees an aggregate of 316,950 stock options under the 1993 Incentive Stock Plan. All of the named executive officers who were still employed in December 1993 were granted options under the 1993 Incentive Stock Plan. Mr. Roberts also received options under the Company's 1985 Stock Option Plan in connection with the commencement of his employment. All stock options granted to employees under the 1993 Incentive Stock Plan have exercise prices equal to the fair market value (as defined in the ISP) of the Company's Common Stock on the date of the grant, and generally vest in equal increments over a three- or five-year period (except for acceleration upon the occurrence of certain extraordinary events). The amount of options granted to particular officers has been determined by the Committee based on its subjective evaluation of the individual's performance and the Company's progress, following consultation with the Chairman and Chief Executive Officer. It is expected that the Committee will continue to make such determinations in the future.

         The 1993 Incentive Stock Plan also permits the Company to grant other stock-based awards, such as restricted stock and stock appreciation rights, in amounts determined by the Committee, subject to the restrictions under the plan. To date, the Committee has not granted any such awards, although it may do so in the future.

         COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. For the year ending December 31, 1993, the compensation of the Chief Executive Officer was determined under the compensation plan adopted at the beginning of 1993. Mr. Roach was paid a base salary for the year of $647,500. Mr. Roach also earned a bonus of $647,500 which was the maximum bonus payable under his pay plan for 1993. He received the maximum because of the substantial increases in each of the three factors taken into account in the formula for computing his bonus - the Company's operating income (before income taxes), earnings per share and stock price. The Committee awarded a total of 50,000 stock options to Mr. Roach in December 1993, exercising its discretion in accordance with the philosophy for the grant of options as discussed above in this report. The exercise price of the options was set at the fair market value (as defined in the ISP) of the Company's Common Stock on the date of the grant. Thus, the options will have value only if the market price increases above that price. The options will vest in equal increments over a period of three years for ISO's and five years for NSO's.

         The Committee has developed and approved a 1994 Compensation Plan for Mr. Roach. The sum of Mr. Roach's base salary and maximum bonus that could possibly be paid under this plan is $1.4 million. In addition, Mr. Roach will receive other benefits. Because recently adopted Section 162(m) of the Internal Revenue Code prohibits the deductibility of pay in excess of $1 million unless the pay plan is approved by the stockholders and satisfies certain other requirements, the Company is seeking stockholder approval of the 1994 Compensation Plan for Mr. Roach. See "Approval of Compensation Plan for Chief Executive Officer."

         The Committee has also developed a 1994 Compensation Plan for Leonard H. Roberts, President of Radio Shack. The sum of Mr. Roberts' base salary and maximum bonus that could possibly be paid under his plan is $1 million. In addition, Mr. Roberts will receive other benefits. Thus, there is a possibility that Mr. Roberts' compensation will exceed the cap imposed by Section 162(m). His compensation will exceed the cap, however, only if he is paid the maximum bonus (or an amount close to the maximum), and only by a small amount. Thus, the Company is not seeking stockholder approval of Mr. Roberts' pay plan. In general, the Company will take any steps that it determines are desirable to minimize the impact of Section 162(m).

        Organization and Compensation Committee

    Thomas G. Plaskett, Chairman     William T. Smith
    Caroline R. Hunt                 Alfred J. Stein
    Jack L. Messman                  John A. Wilson


                        PERFORMANCE GRAPH

         The graph on the next page compares the cumulative total stockholder return on the Company Common Stock against the cumulative total return on the S&P Corporate-500 Stock Index, the S&P Retail Composite Stock Index and the S&P Computer Systems Stock Index (assuming $100 was invested on December 31, 1988 in Company Common Stock and in the stocks comprising the S&P Corporate-500 Stock Index, the S&P Retail Composite Stock Index, the S&P Computer Systems Stock Index, and also assuming the reinvestment of all dividends). The S&P Retail Composite Stock Index includes the Company. The S&P Computer Systems Stock Index does not include the Company.

         The historical stock price performance of the Company
    Common Stock shown on the graph on the next page is not necessarily indicative of future price performance.

         The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except in the event that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

    [Graph filed on Form SE for Edgar version, blank page for proxy printed version for graph to be included]

             CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

         During the year ended December 31, 1993 the Company's manufacturing operations purchased semiconductors in the amount of $3,416,234 from VLSI Technology, Inc., of which Mr. Stein is Chairman of the Board and Chief Executive Officer. On June 17, 1993 the Company purchased 20,000 shares of Common Stock from Mr. Upchurch's wife at the closing price, $30.125, for a total cost of $602,500. During the year ended December 31, 1993, the Company paid approximately $371,000 to Texas Christian University ("TCU"), of which Dr. Tucker is the Chancellor, for administering the Tandy Technology Scholars Program, and for various seminars, advertisements, tickets, contributions through the Company's matching gifts program and donations. Dr. Cash is on the Board of Trustees and Mr. Roach is Chairman of the Board of Trustees of TCU. During the year ended December 31, 1993 the Company purchased software in the amount of approximately $1,024,000 from Novell, Inc., of which Mr. Messman is a director. During the year ended December 31, 1993 the Company purchased landscaping services from J.B. Blaylock Landscaping, a company owned by the husband of the Company's Vice President Corporate Relations, Lou Ann Blaylock, in the amount of approximately $107,000. During 1993 the Company purchased furniture from O'Sullivan Industries, Inc., which is a subsidiary of O'Sullivan Industries Holdings, Inc. in the amount of approximately $7,554,000. Mr. Bousquette, the Company's Executive Vice President and Chief Financial Officer, is a Director of O'Sullivan Industries Holdings, Inc..

         During the year ended December 31, 1993, the Company or a subsidiary had four leases for retail store premises with several limited partnerships of which the general partner is partially or wholly owned by a son-in-law of Mrs. Hunt. Approximately $584,510 in rentals were paid to the limited partnerships during the year ended December 31, 1993. The Company has a lease with a limited partnership of which Rosewood Management Corporation is the sole general partner. The Company also has a lease with Rosewood Real Estate Investments, Inc. for retail store premises. Rosewood Management Corporation and Rosewood Real Estate Investments, Inc. (collectively "Rosewood") are indirectly owned by the Caroline Hunt Trust Estate, of which Mrs. Hunt is the income beneficiary. Approximately $377,760 was paid to Rosewood during the year ended December 31, 1993. All of the foregoing leases have percentage rental clauses for the amount by which two percent of gross sales exceeds the annual rental. Mrs. Hunt's son-in-law is currently negotiating to lease store premises to the Company at one new location.

         It is the opinion of management that the terms obtained by the Company in each of the above transactions are as favorable as those which might have been obtained by other parties.


      APPROVAL OF COMPENSATION PLAN FOR THE CHIEF EXECUTIVE
    OFFICER

         Section 162(m) of the Internal Revenue Code (the "Code"), which was adopted as part of the Omnibus Budget Reconciliation Act of 1993, and the proposed regulations thereunder (the "Proposed Regulations"), provide that for all years commencing on or after January 1, 1994, a publicly held corporation may not deduct compensation in excess of $1 million (the "Cap") paid to the chief executive officer and certain other designated officers (generally, the four other most highly compensated executive officers), unless such compensation is paid pursuant to qualified performance-based compensation plans approved by the company's stockholders before payment.

         The compensation of John V. Roach, Chairman of the Board, President and Chief Executive Officer ("Chief Executive Officer"), could possibly exceed the Cap for 1994 and subsequent years. The Board of Directors is therefore seeking stockholder approval of his compensation package for 1994 and subsequent years.

         The Organization and Compensation Committee of the Board of Directors has approved a Compensation Plan for the Chief Executive Officer under which he could be paid an annual salary and a bonus subject to a maximum. The maximum bonus for any given year that could be earned is limited to the amount of salary for such year.

         For the year 1994, his annual salary is $700,000 and, if the goals are achieved, the maximum bonus that could be earned is $700,000. Effective with the beginning of each subsequent year, the Committee could adjust the annual salary of the Chief Executive Officer, but under this Compensation Plan no increase would be in excess of 5% of the prior year's annual salary. Downward adjustments are not limited. Upward adjustments by the Committee would be based on its subjective evaluation of the Company's progress, the performance of the Chief Executive Officer and the pay levels of chief executive officers of other similar companies.

         The amount of the bonus for each year would be computed using a formula based on changes in Tandy's operating income (before income taxes), earnings per share and stock price. Specifically, his maximum bonus in 1994 would be $700,000. The amount of the 1994 bonus would be the sum of the following numbers:

    (a) a number equal to the percentage increase in the Company's income from operations (before income taxes) in 1994 over income from operations (before income taxes) in 1993, multiplied by a factor selected by the Committee, subject to the limitation that no bonus will be paid with respect to an increase in operating income unless the increase exceeds a minimum threshold selected by the Organization and Compensation Committee;

    (b) a number equal to the percentage increase in the Company's earnings per share in 1994 over earnings per share in 1993, multiplied by a factor selected by the Committee, subject to the limitation that no bonus will be paid with respect to an increase in earnings per share unless the increase exceeds a minimum threshold selected by the Organization and Compensation Committee; and

    (c) (i) a number equal to the percentage increase in the Company's stock price, based on a comparison of the average daily closing price for December 1994 and December 1993, multiplied by a factor selected by the Committee, subject to the limitation that no bonus will be paid with respect to a Company stock price increase unless the increase exceeds a minimum threshold selected by the Organization and Compensation Committee; (ii) provided, however, that if a bonus is payable under the foregoing clause, and the Company stock price increases by a percentage equal to or greater than the average percentage stock price increase for a group of peer companies selected by the Organization and Compensation Committee, then the amount payable pursuant to clause (i) will be doubled; and (iii) provided, further, that if a bonus is payable under the foregoing clause (i), the condition set forth in clause (ii) is also satisfied, and the Company stock price increases by a percentage equal to or greater than the percentage stock price increases for 75% of such group of peer companies (i.e., the Company is in the top 25 percent, when its percentage stock price increase is compared with the percentage stock price increases for the peer companies) then the amount payable pursuant to clause
           (i) shall be tripled.

         The bonus in subsequent years would be computed in accordance with the same formula, except that the Organization and Compensation Committee would have the discretion to adjust the multipliers and minimum thresholds based on the Company's progress, the performance of the Chief Executive Officer and pay levels at the group of similar peer companies.

         As indicated above, the bonus for a given year would never be permitted to exceed the base salary for that year. In addition, no bonus would be payable unless it exceeded a minimum percentage of the base salary specified by the Organization and Compensation Committee. This percentage would be 12% in 1994.

         If the Chief Executive Officer is terminated by the Company, he will forfeit his right to receive a bonus except in the sole discretion of the Company. If he retires or dies before the end of a year, he will receive a bonus for the year in which he retires or dies based on results for the period through the end of the month preceding his death or retirement. If his duties change, the Compensation Plan is subject to revision or termination by the Company.

         The Organization and Compensation Committee expects to grant options to the Chief Executive Officer during 1994 and each subsequent year. These options will be granted under the 1993 Incentive Stock Plan, which was approved by the stockholders. The amount of the stock option awards will be based on the Organization and Compensation Committee's subjective evaluation of the Company's progress and his performance. He will also receive the other benefits described in the "All Other Compensation" column of the table found in the "Executive Compensation" section of this Proxy Statement (see pages 11 and 12).

         The Organization and Compensation Committee believes that the Compensation Plan for the Chief Executive Officer is consistent with its overall compensation policy, and will effectively serve the goals of its executive compensation program. The Organization and Compensation Committee further believes, based on its review of surveys of pay practices at retailing, electronics and other companies conducted by a compensation and benefits consulting firm, as well as other general pay surveys, that the proposed Compensation Plan is commensurate with the compensation package for chief executive officers of similar companies. The bonus formula links his bonus closely to the financial interests of the Company's stockholders, by rewarding him only if there are significant improvements in the Company's operating income, earnings per share or stock performance. If operating income, earnings per share and the stock price all decline, or if none of them increase above the minimum required level, he will not receive any bonus. The bonus formula has sharp focus on increasing stockholder value and encouraging effective management of the Company.

         A favorable vote of a majority of the stockholders present at the meeting in person or by proxy is required for approval of the Compensation Plan for the Chief Executive Officer. If the Plan is not approved, the Board of Directors intends to reexamine its compensation plan for the Chief Executive Officer, with a view to developing a plan that maintains his compensation at competitive levels and provides appropriate incentives. If the Compensation Plan is disapproved, and the competitive compensation program developed by the Board as a replacement for the Compensation Plan results in compensation to the Chief Executive Officer in excess of $1 million in a given year, the Company may not deduct the amount of the excess for Federal tax purposes.

         The Board of Directors recommends a vote "FOR" the proposal to approve the Compensation Plan for the Chief Executive Officer. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.


                     INDEPENDENT ACCOUNTANTS

         The Board has selected Price Waterhouse, which has audited the Company's books annually since 1899, as independent accountants for 1994. Representatives of Price Waterhouse are expected to be present at the Annual Meeting with an opportunity to make a statement and/or respond to appropriate questions.


             STOCKHOLDER PROPOSALS FOR THE 1995 ANNUAL MEETING

         In order for proposals of stockholders to be considered for inclusion in the proxy statement for the 1995 Annual Meeting of Stockholders of the Company, such proposals must be received by the Secretary of the Company by November 30, 1994.


                            ANNUAL REPORT

         A copy of the Company's Annual Report for the year ended December 31, 1993 is being mailed to stockholders with this
    Proxy Statement.   Stockholders who do not receive a copy of
    such Annual Report may obtain a copy without charge by writing or calling Shareholder Services, Tandy Corporation, 1700 One Tandy Center, Fort Worth, Texas 76102-2818, telephone number 817-390-3021.


                        OTHER MATTERS

         As of the date of this Proxy Statement, management of the Company has no knowledge of any other business to be presented to the meeting. If other business is properly brought before the meeting, the persons named in the Proxy will vote according to their discretion.


                                              TANDY CORPORATION

                                              Fort Worth, Texas
    March 30, 1994